TEMPUR-PEDIC INTERNATIONAL INC.
UNITED KINGDOM APPROVED SHARE OPTION SUB PLAN TO THE 2003 EQUITY INCENTIVE PLAN

OPTION AGREEMENT

THIS AGREEMENT dated as of [date] between Tempur Pedic International Inc., a corporation organised under the laws of the State of Delaware (the “Company”), and the individual identified below, residing at the address there set out (the “Optionee”).

1.           Grant of Option.

Pursuant and subject to the Tempur Pedic International Inc. United Kingdom Approved Share Option Sub Plan (the “Plan”) to the 2003 Equity Incentive Plan as attached hereto, the Company grants the Optionee an option (the “Option”) to purchase from the Company all or any part of a total of [number] shares of the common stock, par value $.01 per share, of the Company (the “Shares”), at a price of $[price] per Share.  The Grant Date of this Option is as of [date].

2.           Duration of Option.

Subject to Rule 4.3 of the Plan, this Option shall expire at 5:00pm on [date].  However, if you cease to be a Group Employee before that date (including because your employer ceased to be a Group Company), this Option shall expire at 5:00pm on [date] or, if earlier, the date specified in whichever of the following applies:

(a)	If the termination of your employment is on account of your death or disability, the first anniversary of the date your employment ends.

(b)	If the termination of your employment is due to any other reason, three (3) months after your employment ends.

3.           Exercise of Option.

(a)
Until this Option expires, you may exercise it as to the number of Shares identified in the table below, in full or in part, at any time on or after the applicable exercise date or dates identified in the table.  However, during any period that this Option remains outstanding after your employment with the Company ends, including because your employer ceased to be a Group Company, you may exercise it only to the extent it was exercisable immediately prior to the end of your employment.  The procedure for exercising this Option is described in Rule 7 of the Plan.

Number of Shares in each Installment	Initial Exercise Date for Shares in Installment
[number]	[date]
[number]	[date]
[number]	[date]
[number]	[date]

4.           Transfer of Option.

You may not transfer this Option other than on death to your personal representative and, during your lifetime, only you may exercise this Option.

5.           Incorporation of Plan Terms.

This Option is granted subject to all of the applicable terms and provisions of the Plan.

6.           Miscellaneous.

This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company any executor, administrator, trustee, guardian, or other legal representative of you.  Capitalised terms used but not defined herein shall have the meaning assigned under the Plan.  This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

7.           Tax Consequences.

The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Option or upon your sales or other disposition of the Shares.  You should rely on your own tax advisors for such advice.

8.           Certain Remedies.

If at any time within twelve months after you cease to be a Group Employee due to disability or at any time within three months after you cease to be a Group Employee for any other reason any of the following occur:

(a)	you unreasonably refuse to comply with lawful requests for cooperation made by the Company, its board of directors, or its Affiliates;

(b)	you accept employment or a consulting or advisory engagement with any Competitive Enterprise of the Company or its Affiliates or you otherwise engage in competition with the Company or;

(c)
you act against the interests of the Company and its Affiliates, including recruiting or employing, or encouraging or assisting your new employer to recruit or employ an employee of the Company or any Affiliate without the Company’s written consent;

(d)
you fail to protect and safeguard while in your possession or control, or surrender to the Company upon termination of your employment or association with the Company or any Affiliate or such earlier time or times as the Company or its board of directors or any Affiliate may specify, all documents, records, tapes, disks and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part thereof, whether or not prepared by you;

(e)
you solicit or encourage any person or enterprise with which you have had business-related contact, who has been a customer of the Company or any of its Affiliates for protecting confidential information, you use confidential information of the Company or its Affiliates for your own benefit or gain, or you disclose or other misuse confidential information or materials of the Company or its Affiliates (except as required by applicable law); then this Option shall terminate and be cancelled effective the date on which you enter into such activity, unless terminated or cancelled sooner by operation of another term or condition of the Option or the Plan;

The term “Competitive Enterprise” shall mean a business enterprise that engages in, or owns or controls a significant interest in, any entity that engages in, the manufacture, sale or distribution of mattresses or pillows or other bedding products or other products competitive with the Company’s products.  Competitive Enterprise shall include, but not be limited to, the entities set forth on Appendix A hereto, which may be amended from time to time upon notice to you.  At any time you may request in writing that the Company make a determination whether a particular enterprise is a Competitive Enterprise.  Such determination will be made within 14 days after the receipt of sufficient information from you about the enterprise, and the determination will be valid for a period of 90 days from the date of determination.

9.           Data Protection

By executing this Option Agreement, you:

(a)	consent to the Company, any Group Company or their agents and advisers holding personal data about you;

(b)	authorise the use of such information according to the Rules and purposes of the Plan; and

(c)	agree that such data may be processed and, where necessary, transmitted outside the United Kingdom.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

TEMPUR PEDIC INTERNATIONAL INC.
By:
Title:	Signature of Optionee
Optionee's Address: